Exhibit 99.1

FINAL TRANSCRIPT
Thomson StreetEventsSM

WRC - Warnaco Group, Inc. at Integrated Corporate Relations Xchange Investor Conference

Event Date/Time: Jan. 13. 2011 / 6:45PM GMT

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F I N A L   T R A N S C R I P T
Jan. 13. 2011 / 6:45PM, WRC - Warnaco Group, Inc. at Integrated Corporate Relations Xchange Investor Conference

C O R P O R A T E    P A R T I C I P A N T S

Joe Gromek
The Warnaco Group, Inc. - President & CEO

C O N F E R E N C E    C A L L    P A R T I C I P A N T S

Helena Tse
Bank of America-Merrill Lynch – Analyst

P R E S E N T A T I O N

Helena Tse - Bank of America-Merrill Lynch – Analyst

We are going to get started here. Good morning, everyone. My name is Helena Tse and I am the equity research analyst for Bank of America-Merrill Lynch. It is my pleasure to introduce Warnaco management. Warnaco is the largest licensee of Calvin Klein and with over 50% exposure to international markets, Warnaco is an impressive global growth company and with that, I would like to turn the presentation over to CEO, Joe Gromek.

Joe Gromek - The Warnaco Group, Inc. - President & CEO

Thanks, Helena. Good morning. I think what we would like to do this morning before we move into the formal presentation is perhaps give you a view comments on the fourth quarter and the full-year 2010.

For Warnaco, in terms of our strategic initiatives, we are very fortunate to really execute on the three major initiatives. First, our Calvin Klein initiative in growing that business where we had great success. Secondly, on focusing on our international expansion and lastly, on our retail initiatives and all three of those have really proved to be powerful drivers of our business and produced excellent results for the fourth quarter and the full year.

In terms of our fourth quarter, revenue for the fourth quarter was up 17%. So a very strong ending to a great year. On a full-year basis, we were up more than 13%. You might remember that our revenue guidance was between 11% and 13%, so we came up a little bit above that.

In terms of our Calvin Klein businesses, Calvin Klein in Q4 was up 18%, so a stellar performance there and on the full-year basis, we were up 70 -- it represented about 74% of total Company, $1.7 billion. Our international business continued to be quite healthy and quite strong. We were up 22%, positive 22% in Q4 and on a full-year basis represents 56% of total Company.

Our retail expansion continued in the quarter and retail grew by 26% in Q4 and represented at the end of the year 24% of total Warnaco. We had good comp store growth. We grew at around 6% for the quarter. That is off of a 4% gain the year before that, 4% comp in 2009 and full-year comps came in about 5.4%. So based on this, our business generated a good deal of cash and the momentum continued.

In terms of how this all flowed through to the bottom line, as you know, our numbers, our full year-end books have not closed at this point in time, but we are, at this point, looking at certainly being at the top end of our guidance range, which was between $3.45 and $3.55 and with the possibility of also exceeding that.

Again, before we move to the formal presentation, I know there is a lot of conversation about what is going on in terms of cost inflation in the apparel industry. I thought I would just address that for a second. One of the ways that I look at this situation is how we have progressed over the last eight years. And as the Company emerged from bankruptcy eight years ago, we had a 27% gross margin. We realized that that was deficient and we worked diligently.

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F I N A L   T R A N S C R I P T
Jan. 13. 2011 / 6:45PM, WRC - Warnaco Group, Inc. at Integrated Corporate Relations Xchange Investor Conference

We set a plan in place to grow our gross margins by 1 to 2 points per year and over the past eight years, our gross margin has grown from 27% to 44%, 17 points over the eight-year period. So more than 2 full points per year. In 2010, our gross margin also continued to grow and it grew by 1.5 points. So we saw this consistency in our ability to grow gross margin. We did this because of our international expansion and that is what is creating this and our retail initiative.

If the playing field were level, I believe that we would be in front of you today suggesting that we could grow our gross margin in 2011 by 1 to 2 points. However, there is the obvious amount of cost inflation going on and we are impacted by it as well. We have taken steps and for the first half of the year, we have been able to, we believe, cover those increases through a combination of price increases, which covers about 70% of the price inflation. So we were able to cover that through increasing our own prices and the balance, 30%, through mix, the mix of our high-margin international business and retail businesses. So first half of the year, we are fine.

Second half of year, our cost prices have not quite been finalized yet, so we are still working through those, but we believe we will take the same approach. We will cover a portion of the price increases through our own raising of prices. We will also cover a portion from the mix issue of our international high-margin business and our own retail high-margin business. And we have had the ability over the last six months to work on additional supply chain initiatives, taking costs out of the supply chain. So we will do our best during the course of the year to cover the increases in cost and ultimately to protect our operating margins.  That is our goal.

You all are very familiar at this point with Warnaco. We design, source, manufacture and distribute apparel and accessories. We have a portfolio of powerful brands led by Calvin Klein, in addition to our heritage businesses of Chaps, Speedo and core intimate apparel. We have a huge international presence at this point in time. We do business in over 112 countries. We also distribute across multiple channels of distribution. No customer represents more than 10% of our business. We are a wholesaler with about three-quarters of our business coming from wholesale and 25% coming from our own retail operations.

Our strategy has been and will continue to be maximizing the growth and profitability, top and bottom line, through driving revenues in Calvin Klein. We will continue with our geographic expansion, which has led us into those 112 countries and we will continue with our direct-to-consumer initiative. Direct, as we said, represents about 24% of our business today and we see that continuing to grow.

Both of these areas, again, are our most profitable aspects of the business, so the more we do internationally in our own retail, the better profit margins we see. We will continue to manage our heritage businesses for profitability and they have done a stellar job in the last year.

Lastly, in terms of operational excellence, we are a very efficient organization. We are driving now operating margins north of 11%, paying significant royalties to a series of licensors. So we believe that we have created a good deal of value in that regard.

Beginning with Calvin Klein, I think that, at $1.7 billion now representing 74% of Warnaco and being one of the world's great brands, we have a huge opportunity. The modern minimalist look of Calvin Klein works everywhere and that is the real plus for us in terms of our geographic expansion. We focus on jeans, underwear, accessories and swimwear in our portfolio. The brand represents affordable luxury, which is a real positive and we benefit from over 40 years of powerful, provocative marketing.

Moving forward, we have got several initiatives. The largest one in terms of product launches is CK1 and CK1 is a joint launch with jeans, underwear and also with the fragrance company. It is the largest initiative that we have had to date and we believe it will generate new business for Warnaco. CK1 product is geared towards a younger consumer, the 15 to 25-year old. We think we can get additional business from this and it is also at opening price points.

Calvin Klein jeans is the largest segment of the Calvin businesses. It's just at $1 billion worth of revenue. It has grown nicely in double-digit in the last year. In this category, we include jeans, bridge sportswear in Europe and accessories. The sportswear

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F I N A L   T R A N S C R I P T
Jan. 13. 2011 / 6:45PM, WRC - Warnaco Group, Inc. at Integrated Corporate Relations Xchange Investor Conference

offering -- denim in the sportswear offering represents about 25% of the business and it is truly a lifestyle offering with sweaters, knits, wovens and outerwear.

The accessories part of the business is currently at about $130 million and it is the fastest growth part of the business and we believe that we have an opportunity to double that over the next several years.

Calvin Klein underwear is the jewel in the crown of Warnaco. It is the number one global designer underwear brand. It is dual gender and it is also our most profitable business, generating margins in the 20% plus range. We believe that this business at $670 million has an opportunity to be a $1 billion business in the not-too-distant future.

We are led here by product innovation and again, provocative marketing. We should benefit dramatically here from the CK1 launch. Several years ago, we had a collection called Choice and it did very well in many parts of the world. This is really the follow-up to Choice and this is something that our own people have been clamoring for. So we believe it will drive significant business for us.

I think the next slide is one that I believe really tells a great story. Over the past three years, we have been able to grow our international business from nearly $900 million to $1.3 billion. I think the news here is significant growth. Where is it coming from? Well, look at our Latin American business, which grew at 58% last year. It is our fastest growing business, followed by our Asian business, which has also been quite stellar on a smaller base. We have had some retail expansion in Canada. So international at 56% of total Warnaco and has grown 43%, over just about $400 million, over the last three years.

The international business is at $1.3 billion, growing at a 17% rate in the past year. It has really been the driver to the success of what goes on here. The growth is coming not only from emerging markets, but also from mature markets. We believe we have white space in both and there are, again, tremendous opportunities by country to continue to grow the business.

We have an infrastructure in place, both regional management, country management, who are really taking full advantage of the opportunities and see the potential of what we have here pushing Calvin Klein around the globe.

We do business in several different fashions. We function as a wholesaler. We function with a distributor partnership where the distributors operate territories or geographies for us. And we also function as a retailer. It is our desire over time to continue to buy back distributor writes, really spending our money in what we believe is the most judicious manner.

Direct-to-consumer has been the force behind our growth over the last years and now represents $560 million plus. We grew it 25% in 2010 and we believe that this is just the beginning for us here.

On a comp store basis, we are up 6% on the fourth quarter and we were up 5.4% on a full-year basis. We grew square footage by nearly 30% in 2010. We are now at 850,000 square feet and we operate in over 1300 points of distribution that we own and distributors control another 600 points of distribution.

The way I really like to look at this is really what is being created here. We do approximately $800 per square foot in our retail stores, owned retail stores. Now, we have added, in 2010, approximately 200,000 square feet, of which 92,000 square feet were added in the fourth quarter. At $800 a foot on 200,000 square feet, that approximates $160 million worth of revenue that we should generate incrementally in 2011. This is how we drive our business and this is how we plan our business and based on that, we can feel comfortable about the top-line revenue growth that comes along with this.

For 2011, we are currently forecasting that we will organically open over 120,000 square feet of retail space. It will be spread between Asia and Europe evenly and followed by Latin America. So 40% in Asia, 40% in Europe, 20% in Latin America. This is all organic and it does not include some of our plans to, in fact, buy back distributorships around the globe.

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F I N A L   T R A N S C R I P T
Jan. 13. 2011 / 6:45PM, WRC - Warnaco Group, Inc. at Integrated Corporate Relations Xchange Investor Conference

Many of you have not had an opportunity to travel to the places where we do business in owned retail, primarily Europe and Asia and Latin America. But here, we have got some -- a store that we opened this past autumn in Hong Kong. The mall is called Elements. You can see some photographs of the windows at the front of the store and the entranceway. And I think we have a little video to show you of what happened when we opened the store and what a store opening event looks like.

(video playing)

This is what Calvin Klein is all about and this kind of marketing, these kinds of events take place once a week somewhere in the world and they really -- tells you about why we have so much confidence in the ability of Calvin Klein brand to continue to produce stellar results for Warnaco. And you can see the age of the customer -- that store was at under 4000 square feet and will produce much more than the Company average of $800 a foot.

Just some metrics on our own retail stores. Our goal is to get retail to be about 30% of total Warnaco as we continue to grow and that is the goal today and that could rise over time. Our business model is highly profitable. We have got gross margins in our retail stores in the mid-60% range, SG&A in the mid-40%s and a four-wall contribution in the 20% range. So again, a highly profitable business model and that is why we are driving it so hard.

Our heritage businesses have performed exceptionally well. Their top-line revenue at $600 million, they grew by about 12% in 2010. Chaps led the charge here with top-line growth over 20%. Our Warners and Olga businesses have benefited from increased doors in both the mid-tier channel and in the mass channel and produced very fine results. And our Speedo business, which began the swimwear year in October, is off to the best start that I can remember in the last five or six years. So we are looking for good things from Speedo this year as well.

In terms of our balance sheet, our Company is in a strong financial position. We had net cash at the end of the third quarter, October 2, of $144 million. We had no long-term debt and our cash and cash equivalents were over $200 million. We do have a Board authorized stock buyback program and the Board authorized 5 million shares. And at this point, we have also, in fact, and stated a 10b5-1 program as well and we had been active in the marketplace through the end of the year and into the new year. And at this point in time, we have, in fact, purchased around a million shares.

In terms of inventories, at this point, we believe that our inventories are in line with sales growth and hopefully that will continue in the future.

There has been a lot of conversation about foreign exchange and how that impacts us and over the past several years, we have tried to reduce the volatility as much as possible through a combination of hedging programs and being smarter about how we manage our business. And we have what we call internally a Warnaco currency index, which contains a basket of currencies that we, in fact, operate in.

And when we compare that Warnaco currency index to, for example, the chart you are looking at is the euro. The red line is the euro and you could see the volatility within the euro and how it has valleys, more valleys and very few peaks here. But if you look at the blue line running across, it is not quite a straight line, but it's certainly an indication of how well our hedging programs have managed to reduce the volatility in our operations. So we will continue with our programs and hopefully this is helpful to you.

Our business continues to generate a good deal of cash. We believe that the best utilization of our cash is to reinvest in the business. In the fourth quarter of this past year, we opened up 92,000 feet of retail space. We will continue to invest in our business in the retail side with a 15% expansion organically in 2011. We are also looking at acquiring distribution rights where it makes sense for us. As I indicated earlier, we have been very active in the marketplace, having repurchased a million shares of our own stock and a 10b5-1 program in place.

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F I N A L   T R A N S C R I P T
Jan. 13. 2011 / 6:45PM, WRC - Warnaco Group, Inc. at Integrated Corporate Relations Xchange Investor Conference

We are in a unique position in that we can continue to grow our business at or near the 10% rate, which we have been, double-digit rate, which we have been able to do over the past several years, excluding the recession year. So a strategic acquisition for revenue purposes alone is not something that is essential, but we believe that, and we continue to look at opportunities to complement our portfolio and to leverage our global platform. And we believe we are in an excellent position to take advantage of things as they arise.

In summary, 2010 was a great year for Warnaco. We are positioned with a strong portfolio of brands led by a powerful Calvin Klein brand, probably the number one brand or top three brands in the world in terms of apparel and accessories. We have a great opportunity to continue to grow our business organically and for us, it is not about new concepts. It is really about doing more of same. So we know how to expand geographically, we know how to open up retail stores and they are huge profit drivers for us.

We are in an excellent financial position. One of the credit rating agencies has recently elevated us to investment grade. And we are certainly focused on creating long-term shareholder value and the utilization of our balance sheet to accomplish that. With that, thank you very much.

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